Exhibit 99.5

Ford Motor Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(in millions)

	March 31,	December 31,
	2003	2002

	(unaudited)
ASSETS
Cash and cash equivalents	$19,237	$12,250
Marketable securities	17,938	18,271
Receivables	2,296	2,065
Net investment in operating leases	37,540	40,055
Finance receivables, net	92,765	97,030
Retained interest in sold receivables	18,092	17,618
Inventories	7,953	6,980
Equity in net assets of affiliated companies	3,520	3,569
Net property	38,151	37,935
Deferred income taxes	15,204	15,213
Goodwill	5,677	5,557
Other intangible assets	1,049	1,060
Assets of discontinued/held-for-sale operations	92	2,504
Other assets	29,810	29,250

Total assets	$289,324	$289,357

LIABILITIES AND STOCKHOLDERS’ EQUITY
Payables	$20,480	$18,981
Accrued liabilities	27,276	25,088
Debt	159,010	162,222
Other liabilities and deferred income	55,697	56,276
Deferred income taxes	14,370	14,561
Liabilities of discontinued/held-for-sale operations	89	969

Total liabilities	276,922	278,097
Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures of the Company	5,670	5,670
Stockholders’ equity
Capital stock
Common Stock, par value $0.01 per share (1,837 million shares issued)	18	18
Class B Stock, par value $0.01 per share (71 million shares issued)	1	1
Capital in excess of par value of stock	5,435	5,420
Accumulated other comprehensive income/(loss)	(6,119)	(6,531)
Treasury stock	(1,974)	(1,977)
Earnings retained for use in business	9,371	8,659

Total stockholders’ equity	6,732	5,590

Total liabilities and stockholders’ equity	$289,324	$289,357